EXHIBIT 3.171
THE COMPANIES ACT 2006
PRIVATE COMPANY LIMITED BY SHARES
ARTICLES OF ASSOCIATION
OF
THE BALDWIN GROUP LIMITED
(Adopted by special resolution passed unanimously on 16 November 2010)
Introduction
1. Interpretation
1.1	In these Articles, unless the context otherwise requires:
Act: means the Companies Act 2006;
appointor: has the meaning given in article 10(1);
Articles: means the Company’s articles of association for the time being in force;
business day: means any day (other than a Saturday, Sunday or public holiday in the United Kingdom) on which clearing banks in the City of London are generally open for business;
Conflict: has the meaning given in article 6.1;
eligible director: means a director who would be entitled to vote on the matter at a meeting of directors (but excluding any director whose vote is not to be counted in respect of the particular matter); and
Model Articles: means the model articles for private companies limited by shares contained in Schedule 1 of the Companies (Model Articles) Regulations 2008 (SI 2008/3229) as amended prior to the date of adoption of these Articles.
1.2	Save as otherwise specifically provided in these Articles, words and expressions which have particular meanings in the Model Articles shall have the same meanings in these Articles, subject to which and unless the context otherwise requires, words and expressions which have particular meanings in the Act shall have the same meanings in these Articles.

1.3	Headings in these Articles are used for convenience only and shall not affect the construction or interpretation of these Articles.
1.4	A reference in these Articles to an “article” is a reference to the relevant article of these Articles unless expressly provided otherwise.
1.5	Unless expressly provided otherwise, a reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time, taking account of:
(a)	any subordinate legislation from time to time made under it; and

(b)	any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts.
1.6	Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.
1.7	The Model Articles shall apply to the Company, except in so far as they are modified or excluded by these Articles.
1.8	Articles 8, 9, 11, 14, 17(2), 26(5), 41(5) and 49 of the Model Articles shall not apply to the Company.
1.9	Article 20 of the Model Articles shall be amended by the insertion of the words “(including alternate directors) and the secretary” before the words “properly incur”.
1.10	Article 29 of the Model Articles shall be amended by the insertion of the words “, or the name of any person(s) named as the transferee(s) in an instrument of transfer executed under article 28(2),” after the words “the transmittee’s name”.
1.11	Article 44(2)(c) of the Model Articles shall be amended by replacing the words “two or more persons” by the words “any member”.
Directors
2.	Unanimous decisions
2.1	Article 8 of the Model Articles shall be replaced by this article 2 and any reference to Article 8 in the Model Articles shall be a reference to this article 2.

2.2	A decision of the directors is taken in accordance with this article when all eligible directors indicate to each other by any means that they share a common view on a matter.
2.3	Such a decision may take the form of a resolution in writing, where each eligible director has signed one or more copies of it, or to which each eligible director has otherwise indicated agreement in writing.
3.	Calling a directors’ meeting
Meetings of directors can be held without notice.
4.	Quorum for directors’ meetings
The quorum for the transaction of business at a meeting of directors is any one eligible director.
5.	Transactions or other arrangements with the Company
Subject to sections 177(5) and 177(6) and sections 182(5) and 182(6) of the Act and provided he has declared the nature and extent of his interest in accordance with the requirements of the Companies Acts, a director who is in any way, whether directly or indirectly, interested in an existing or proposed transaction or arrangement with the Company:
(a)	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise (directly or indirectly) interested;

(b)	shall be an eligible director for the purposes of any proposed decision of the directors (or committee of directors) in respect of such contract or proposed contract in which he is interested;

(c)	shall be entitled to vote at a meeting of directors (or of a committee of the directors) or participate in any unanimous decision, in respect of such contract or proposed contract in which he is interested;

(d)	may act by himself or his firm in a professional capacity for the Company (otherwise than as auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a director;

(e)	may be a director or other officer of, or employed by, or a party to a transaction or arrangement with, or otherwise interested in, any body corporate in which the Company is otherwise (directly or indirectly) interested; and

(f)	shall not, save as he may otherwise agree, be accountable to the Company for any benefit which he (or a person connected with him (as defined in section 252 of the Act)) derives from any such contract, transaction or arrangement or from any such office or employment or from any interest in any such body corporate and no such contract, transaction or arrangement shall be liable to be avoided on the grounds of any such interest or benefit nor shall the receipt of any such remuneration or other benefit constitute a breach of his duty under section 176 of the Act.
6. Directors’ conflicts of interest
6.1	The directors may, in accordance with the requirements set out in this article, authorise any matter or situation proposed to them by any director which would, if not authorised, involve a director (an Interested Director) breaching his duty under section 175 of the Act to avoid conflicts of interest (Conflict).
6.2	Any authorisation under this article 6 will be effective only if:
(a)	to the extent permitted by the Act, the matter in question shall have been proposed by any director for consideration in the same way that any other matter may be proposed to the directors under the provisions of these Articles or in such other manner as the directors may determine; and

(b)	the matter was agreed to without the Interested Director voting or would have been agreed to if the Interested Director’s vote had not been counted.
6.3	Any authorisation of a Conflict under this article 6 may (whether at the time of giving the authorisation or subsequently):
(a)	extend to any actual or potential conflict of interest which may reasonably be expected to arise out of the matter or situation so authorised;

(b)	provide that the Interested Director be excluded from the receipt of documents and information and the participation in discussions (whether at meetings of the directors or otherwise) related to the Conflict;

(c)	provide that the Interested Director shall or shall not be an eligible director in respect of any future decision of the directors in relation to any resolution related to the Conflict;

(d)	impose upon the Interested Director such other terms for the purposes of dealing with the Conflict as the directors think fit;

(e)	provide that, where the Interested Director obtains, or has obtained (through his involvement in the Conflict and otherwise than through his position as a director of the Company) information that is confidential to a third party, he will not be obliged to disclose that information to the Company, or to use it in relation to the Company’s affairs where to do so would amount to a breach of that confidence; and

(f)	permit the Interested Director to absent himself from the discussion of matters relating to the Conflict at any meeting of the directors and be excused from reviewing papers prepared by, or for, the directors to the extent they relate to such matters.
6.4	Where the directors authorise a Conflict, the Interested Director will be obliged to conduct himself in accordance with any terms and conditions imposed by the directors in relation to the Conflict.
6.5	The directors may revoke or vary such authorisation at any time, but this will not affect anything done by the Interested Director, prior to such revocation or variation, in accordance with the terms of such authorisation.
6.6	A director is not required, by reason of being a director (or because of the fiduciary relationship established by reason of being a director), to account to the Company for any remuneration, profit or other benefit which he derives from or in connection with a relationship involving a Conflict which has been authorised by the directors or by the Company in general meeting (subject in each case to any terms, limits or conditions attaching to that authorisation) and no contract shall be liable to be avoided on such grounds.
6.7	For the purposes of this article, references to proposed decisions and decision-making processes include any directors’ meeting or part of a directors’ meeting.
6.8	Subject to article 6.9, if a question arises at a meeting of directors or of a committee of directors as to the right of a director to participate in the meeting (or part of the meeting) for voting or quorum purposes, the question may, before the conclusion of the meeting, be referred to the chairman whose ruling in relation to any director other than the chairman is to be final and conclusive.
6.9	If any question as to the right to participate in the meeting (or part of the meeting) should arise in respect of the chairman, the question is to be decided by a decision of the directors at that meeting, for which purpose the chairman is not to be counted as participating in the meeting (or that part of the meeting) for voting or quorum purposes.
7.	Records of decisions to be kept
Where decisions of the directors are taken by electronic means, such decisions shall be recorded by the directors in permanent form, so that they may be read with the naked eye.

8.	Number of directors
Unless otherwise determined by ordinary resolution, the number of directors (other than alternate directors) shall not be subject to any maximum but shall not be less than one.
9.	Appointment of directors
In any case where, as a result of death or bankruptcy, the Company has no shareholders and no directors, the transmittee(s) of the last shareholder to have died or to have a bankruptcy order made against him (as the case may be) have the right, by notice in writing, to appoint a natural person (including a transmittee who is a natural person), who is willing to act and is permitted to do so, to be a director.
10. Appointment and removal of alternate directors
10.1	Any director (appointor) may appoint as an alternate any other director, or any other person approved by resolution of the directors, to:
(a)	exercise that director’s powers; and

(b)	carry out that director’s responsibilities,
in relation to the taking of decisions by the directors, in the absence of the alternate’s appointor.
10.2	Any appointment or removal of an alternate must be effected by notice in writing to the Company signed by the appointor, or in any other manner approved by the directors.
10.3	The notice must:
(a)	identify the proposed alternate; and

(b)	in the case of a notice of appointment, contain a statement signed by the proposed alternate that the proposed alternate is willing to act as the alternate of the director giving the notice.
11. Rights and responsibilities of alternate directors
11.1	An alternate director may act as alternate director to more than one director and has the same rights in relation to any decision of the directors as the alternate’s appointor.
11.2	Except as the Articles specify otherwise, alternate directors:
(a)	are deemed for all purposes to be directors;

(b)	are liable for their own acts and omissions;

(c)	are subject to the same restrictions as their appointors; and

(d)	are not deemed to be agents of or for their appointors
and, in particular (without limitation), each alternate director shall be entitled to receive notice of all meetings of directors and of all meetings of committees of directors of which his appointor is a member.
11.3	A person who is an alternate director but not a director:
(a)	may be counted as participating for the purposes of determining whether a quorum is present;

(b)	may participate in a unanimous decision of the directors (but only if his appointor is an eligible director in relation to that decision, but does not participate); and

(c)	shall not be counted as more than one director for the purposes of articles 11.3(a) and (b).
11.4	A director who is also an alternate director is entitled, in the absence of his appointor, to a separate vote on behalf of his appointor, in addition to his own vote on any decision of the directors (provided that his appointor is an eligible director in relation to that decision).
11.5	An alternate director may be paid expenses and may be indemnified by the Company to the same extent as his appointor but shall not be entitled to receive any remuneration from the Company for serving as an alternate director except such part of the alternate’s appointor’s remuneration as the appointor may direct by notice in writing made to the Company.
12.	Termination of alternate directorship
An alternate director’s appointment as an alternate terminates:
(a)	when the alternate’s appointor revokes the appointment by notice to the Company in writing specifying when it is to terminate;

(b)	on the occurrence, in relation to the alternate, of any event which, if it occurred in relation to the alternate’s appointor, would result in the termination of the appointor’s appointment as a director;

(c)	on the death of the alternate’s appointor; or

(d)	when the alternate’s appointor’s appointment as a director terminates.

13.	Secretary
The directors may appoint any person who is willing to act as the secretary for such term, at such remuneration and upon such conditions as they may think fit and from time to time remove such person and, if the directors so decide, appoint a replacement, in each case by a decision of the directors.
SHARES
14. Share transfers
14.1	Subject to article 14.2, the directors may refuse to register the transfer of a share, and if they do so, the instrument of transfer must be returned to the transferee with the notice of refusal unless they suspect that the proposed transfer may be fraudulent.
14.2	Notwithstanding anything contained in these Articles the directors shall not decline to register, nor suspend registration of, any transfer of shares where such transfer is:
(a)	in favour of any person, bank or institution (or any nominee or nominees of such a person, bank or institution) to whom such shares are being transferred by way of security, or any transferee of any such person, bank or institution (or nominee) to whom the shares are being transferred pursuant to, or otherwise arising from, the power of sale under such security; or

(b)	duly executed by any such person, bank or institution (or any such nominee or nominees) or any transferee of such person, bank or institution (or nominee), to whom such shares (including any further shares in the Company acquired by reason of its holding of such shares) have been transferred as aforesaid, pursuant to, or otherwise arising from, the power of sale under such security, and written confirmation by such person or any official of such bank or institution that the shares are subject to such security and the transfer is executed in accordance with the provisions of this article 14 shall be conclusive evidence of such facts.
15.	Disapplication of pre-emption rights
In accordance with section 567(1) of the Act, sections 561 and 562 of the Act shall not apply to an allotment of equity securities (as defined in section 560(1) of the Act) made by the Company.
ORGANISATION OF GENERAL MEETINGS
16.	Quorum for general meetings
If the Company is a single member company, one member or a proxy for a member or a duly authorised representative of a corporation shall be a quorum at any general meeting. If the Company is not a single member company, two persons entitled to vote upon the business to be transacted, each being a member or a proxy for a member or a duly authorised representative of a corporation, shall be a quorum.
Administrative arrangements
17. Means of communication to be used
17.1	Any notice, document or other information shall be deemed served on or delivered to the intended recipient:
(a)	if properly addressed and sent by prepaid United Kingdom first class post to an address in the United Kingdom, 48 hours after it was posted (or two business days after posting either to an address outside the United Kingdom or from outside the United Kingdom to an address within the United Kingdom, if (in each case) sent by reputable international overnight courier addressed to the intended recipient, provided that delivery in at least two business days was guaranteed at the time of sending and the sending party receives a confirmation of delivery from the courier service provider);

(b)	if properly addressed and delivered by hand, when it was given or left at the appropriate address;

(c)	if properly addressed and sent or supplied by electronic means at the time the document or information was sent or supplied; and

(d)	if sent or supplied by means of a website, when the material is first made available on the website or (if later) when the recipient receives (or is deemed to have received) notice of the fact that the material is available on the website.
For the purposes of this article, no account shall be taken of any part of a day that is not a working day.
17.2	In proving that any notice, document or other information was properly addressed, it shall be sufficient to show that the notice, document or other information was delivered to an address permitted for the purpose by the Act.